As filed with the Securities and Exchange Commission on May 31, 2016

Registration No. 333-190187

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-190187

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

R. R. DONNELLEY & SONS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	36-1004130
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

35 West Wacker Drive

Chicago, Illinois 60601

(Address of Principal Executive Offices, including Zip Code)

RR Donnelley Savings Plan

(formerly the Donnelley Deferred Compensation and Voluntary Savings Plan)

(Full title of the plan)

Suzanne S. Bettman

Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

R. R. Donnelley & Sons Company

35 West Wacker Drive

Chicago, Illinois 60601

(Name and address of agent for service)

(312) 326-8000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

REMOVAL OF SECURITIES FROM REGISTRATION

R. R. Donnelley & Sons Company, a Delaware corporation (the “Registrant”), and RR Donnelley Savings Plan (formerly the Donnelley Deferred Compensation and Voluntary Savings Plan, the “Plan”) filed a Registration Statement on Form S-8 (File No. 333-190187) (the “Registration Statement”) with the Securities and Exchange Commission on July 26, 2013. The Registration Statement covered 4,000,000 shares of Common Stock, par value $1.25 per share (the “Common Stock”), of the Registrant to be issued under the Plan, and an indeterminate amount of plan interests.

The Company amended the Plan to terminate the Company Stock Fund within the Plan and no further offers or sales of Common Stock are being made through the Plan. In accordance with an undertaking made by the Registrant in the Registration Statement to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, this Post-Effective Amendment is being filed to remove from registration the Common Stock and plan interests not heretofore sold pursuant to the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Common Stock and plan interests.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 31st day of May, 2016.

R. R. DONNELLEY & SONS COMPANY

By:	/s/ Suzanne S. Bettman
Name:	Suzanne S. Bettman
Title:	Executive Vice President, Secretary; Chief Compliance Officer

Pursuant to the requirement of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 31st day of May, 2016.

RR DONNELLEY SAVINGS PLAN

By:	/s/ Anne Pease
Name:	Anne Pease
Title:	Applicable Administrative Named Fiduciary by virtue of holding the office of Vice President, Benefits, R. R. Donnelley & Sons Company

3